FORM OF AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this [    ] day of [            ], 2015, by and between Capitol Series Trust, an Ohio business trust (the “Capitol Trust”), with its principal place of business at 2960 N. Meridian Street, Suite 300, Indianapolis, IN 46208, with respect to its Fuller & Thaler Behavioral Advantage Fund (the “Acquiring Fund”) and the Allianz Funds Multi-Strategy Trust (the “Allianz Trust”), a Massachusetts business trust, with its principal place of business at 1633 Broadway, New York, NY 10019, with respect to its AllianzGI Behavioral Advantage Large Cap Fund (the “Selling Fund”).

The reorganization will consist of (i) the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Selling Fund to the Acquiring Fund in exchange solely for: (a) shares of beneficial interest, without par value per share, of each class of the Acquiring Fund (each an “Acquiring Class”); and (b) the assumption by the Acquiring Fund of all of the liabilities of the Selling Fund; and (ii) the subsequent distribution, of the shares of each Acquiring Class (collectively, “Acquiring Fund Shares”) to the shareholders of each corresponding class of the Selling Fund (each a “Selling Class”), pursuant to the designations set forth in Schedule 1.1 and on a pro rata basis as set forth in paragraph 1.4 below, in complete redemption of the undesignated shares of beneficial interest (which are all of the shares of beneficial interest) of the Selling Fund (the “Selling Fund Shares”) and the liquidation of the Selling Fund as provided herein (the “Reorganization” and, together with the transactions described in clauses (i) and (ii) of this sentence, the “Merger”), all upon the terms and conditions hereinafter set forth in this Agreement.

WHEREAS, it is intended that, for United States federal income tax purposes (i) the transaction contemplated by this Agreement constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitute a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Selling Fund and the Acquiring Fund are each a separate investment series of an open-end investment company of the management type registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Selling Fund owns securities that generally are assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Acquiring Fund has been organized in order to continue the business and operations of the Selling Fund;

WHEREAS, the Selling Fund and the Acquiring Fund are authorized to issue their shares of beneficial interest;

WHEREAS, the Acquiring Fund currently has no assets or liabilities and has carried on no business activities prior to the date first shown above. Prior to the Closing Date, the Acquiring Fund shall have no liabilities and its only asset shall be the seed money deposited to facilitate the approval of Acquiring Fund start-up matters;

WHEREAS, the Trustees of the Capitol Trust, including a majority of Trustees who are not interested persons of the Capitol Trust, have determined, with respect to the Acquiring Fund, that the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Selling Fund for Acquiring Fund Shares and the assumption of all liabilities of the Selling Fund by the Acquiring Fund (except as set forth below) is in the best interests of the Acquiring Fund and its shareholders and that the interests of the existing shareholders of the Acquiring Fund will not be diluted as a result of this transaction;

WHEREAS, the Trustees of the Allianz Trust, including a majority of Trustees who are not interested persons of the Allianz Trust, have determined that the Merger is in the best interests of the Selling Fund and that the interests of the existing shareholders of the Selling Fund will not be diluted as a result of the Merger;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

TRANSFER OF ASSETS BY THE ALLIANZ TRUST ON BEHALF OF THE SELLING FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES AND ASSUMPTION BY THE CAPITOL TRUST ON BEHALF OF THE ACQUIRING FUND OF SELLING LIABILITIES AND LIQUIDATION OF THE SELLING FUND

1.1 THE EXCHANGE. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Allianz Trust, on behalf of the Selling Fund, agrees to sell, assign, convey, transfer and deliver all of its property and assets attributable to the Selling Fund as set forth in paragraph 1.2 to the Acquiring Fund. The Capitol Trust, on behalf of the Acquiring Fund, agrees in exchange for the Selling Fund’s property and assets (i) to deliver to the Selling Fund the full and fractional shares of each Acquiring Class as of the time and date set forth in paragraph 3.1 in amounts sufficient to permit the Allianz Trust to make the distribution described in paragraph 1.4. The Acquiring Trust shall determine the number of shares of each Acquiring Class to be issued by dividing the value of the net assets (computed in the manner and as of the time and date set forth in paragraph 2.1) of each corresponding Selling Class by the net asset value of one share of the Acquiring Class (computed in the manner and as of the time and date set forth in paragraph 2.2). Such transactions shall take place on the Closing Date provided for in paragraph 3.1.

1.2 ASSETS TO BE ACQUIRED. The property and assets of the Selling Fund to be sold, assigned, conveyed, transferred and delivered to Acquiring Fund shall consist of all assets and property of every kind and nature of the Selling Fund, including, without limitation, receivables (including dividend, interest and other receivables), cash, cash equivalents, claims (whether absolute or contingent, know or unknown), securities, commodities, interests in futures, good will and other intangible property, originals or copies of or access to all books and records of the Selling Fund, and deferred or prepaid expenses and all interests, rights, privileges and powers that the Selling Fund owns at the Valuation Date (as defined in paragraph 2.1) (collectively, “Assets”).

The Selling Fund will promptly assign, convey, transfer and deliver to the Acquiring Fund any rights, stock dividends, cash dividends or other securities received by the Selling Fund after the Closing Date as stock dividends, cash dividends or other distributions on or with respect to the Assets transferred, which rights, stock dividends, cash dividends and other securities shall be deemed included in the Assets transferred to the Acquiring Fund at the Closing Date and shall not be separately valued; provided, for the avoidance of doubt, that distributions with respect to securities that have gone “ex” such distribution prior to the Valuation Date shall be included in the determination of the value of the Assets of the Selling Fund acquired by the Acquiring Fund.

The Allianz Trust will, at least thirty (30) business days prior to the Closing Date, furnish the Acquiring Fund with a list of the then-held assets, including but not limited to portfolio securities and other investments, of the Selling Fund, and shall identify any investments of the Selling Fund being fair valued by the Selling Fund or being valued based on broker-dealer quotes.

The Acquiring Fund will, within a reasonable time prior to the Closing Date, furnish the Selling Fund with a list of the securities, if any, on the Selling Fund’s list referred to in the previous paragraph that do not conform to the Acquiring Fund’s investment objectives, policies, and restrictions. In the event that the Selling Fund holds any investments that the Acquiring Fund may not hold, the Selling Fund, if requested by the Acquiring Fund, will dispose of such securities prior to the Closing Date. In addition, if it is determined that the Selling Fund and the Acquiring Fund portfolios, when aggregated, would contain investments exceeding certain percentage limitations imposed upon the Acquiring Fund with respect to such investments, the Selling Fund, if requested by the Acquiring Fund, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date. Notwithstanding the foregoing, (i) any request by the Acquiring Fund made pursuant to this paragraph shall be made in writing at least 20 days before the Closing Date, (ii) the Selling

Fund shall be required to dispose of assets pursuant to this paragraph only to the extent permissible and consistent with the Selling Fund’s investment objectives and policies and (iii) nothing herein will require the Selling Fund to dispose of any assets including but not limited to securities and other investments if, in the reasonable judgment of the Selling Fund, such disposition would violate the Selling Fund’s fiduciary duty to its shareholders or would adversely effect the status of the Merger as a “reorganization” under Section 368(a) of the Code.

Notwithstanding anything to the contrary contained in this Section 1.2, in Section 1.3 below or elsewhere in this Agreement, the Allianz Trust shall retain the assets and liabilities, if any, associated with deferred compensation payable on behalf of the Selling Fund to the Trustees of the Selling Fund at the time of the Reorganization.

1.3 LIABILITIES TO BE ASSUMED. The Selling Fund will endeavor to discharge all of its material, known liabilities and obligations, if any, prior to the Valuation Date, except for liabilities and obligations incurred in its ordinary course of business as an investment company. Regardless of the extent of the Selling Fund’s success in doing so, however, the Acquiring Fund shall assume all of the Selling Fund’s liabilities and obligations of any kind whatsoever, “except for the liabilities, if any, referenced in the final paragraph of Section 1.2, whether absolute, accrued, contingent, known or unknown or otherwise in existence at the Valuation Date (collectively, “Liabilities”).

1.4 LIQUIDATION AND DISTRIBUTION. As soon as practicable following the actions contemplated by paragraph 1.1, the Allianz Trust shall take such actions as may be necessary or appropriate to complete the liquidation of the Selling Fund. To complete the liquidation, the Allianz Trust, on behalf of the Selling Fund, shall: (a) distribute to the shareholders of record of each Selling Class as of the Closing Date (collectively, “Selling Fund Shareholders”), on a pro rata basis, the shares of the corresponding Acquiring Class received by Selling Fund, pursuant to paragraph 1.1, in complete redemption of the Selling Fund Shares, and (b) liquidate the Selling Fund consistent with applicable law. Such distribution and redemption will be accomplished by the transfer of the shares of each Acquiring Class then credited to the account of the Selling Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names shareholders of the corresponding Selling Class, as set forth in Schedule 1.1, as of the Closing Date. The aggregate net asset value of the shares of each Acquiring Class to be so credited to the shareholders of the corresponding Selling Class shall be equal to the aggregate net asset value of the Selling Class shares owned by the shareholders of the Selling Class on the Closing Date. All issued and outstanding shares of the Selling Fund will simultaneously be canceled on the books of the Selling Fund. The Acquiring Fund shall not issue certificates representing the Acquiring Fund Shares in connection with such exchange.

1.5 OWNERSHIP OF SHARES. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent.

1.6 TRANSFER TAXES. Any transfer taxes payable upon issuance of the shares of each Acquiring Class Shares in a name other than the registered holder of shares of the corresponding Selling Class on the books of the Selling Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such shares of the Acquiring Class are to be issued and transferred.

1.7 REPORTING RESPONSIBILITY. Any reporting responsibility of the Selling Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns for the periods ending on or before the Closing Date, or other documents with the U.S. Securities and Exchange Commission (“Commission”), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Allianz Trust, on behalf of the Selling Fund.

ARTICLE II

VALUATION

2.1 VALUATION OF ASSETS. The value of the Assets and the amount of the Liabilities of the Selling Fund shall be determined as of the time for calculation of its net asset value as set forth in the then-current prospectus for the Selling Fund, on the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the valuation policies and procedures established by the Trustees of the Allianz Trust.

2.2 VALUATION OF SHARES. The net asset value per share of each Acquiring Class shall be determined as of the time for calculation of the Acquiring Fund’s net asset value as set forth in the then-current prospectus for the Acquiring Fund on the Valuation Date, using the valuation policies and procedures established by the Trustees of the Capitol Trust.

ARTICLE III

CLOSING AND CLOSING DATE

3.1 CLOSING DATE. Subject to the terms and conditions set forth herein, the Closing Date shall be October 16, 2015, or such other date that parties may agree. All acts taking place at the closing of the transactions provided for in this Agreement (the “Closing”) shall be deemed to take place simultaneously as of the “close of business” on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00 p.m., Eastern Time, or such later time on that date as the net asset value per share is calculated for each Acquiring Class and/or Selling Class in accordance with the relevant paragraph of Article 2. The Closing shall be held at the offices of the Allianz Trust, or at such other time and/or place as the parties may agree.

At the Closing, the Allianz Trust shall direct Boston Financial Data Services, Inc. (“BFDS”) to transfer ownership of the Assets from the accounts of the Selling Fund to Huntington National Bank for the accounts of the Acquiring Fund. The Allianz Trust shall, within one business day after the Closing, deliver to the Capitol Trust a certificate of an authorized officer stating that (i) the Assets of the Selling Fund have been so transferred as of the Closing Date, and (ii) all necessary taxes in connection with the delivery of the Assets of the Selling Fund, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

At the Closing the Allianz Trust shall deliver, or shall cause BFDS to deliver, a list of the names, addresses, federal taxpayer identification numbers, tax basis and holding period information, and backup withholding and nonresident alien withholding statuses of the Selling Fund Shareholders, by Selling Class, as of the Valuation Date, along with documentation regarding withholding statuses (e.g., Forms W-8 and W-9) for Selling Fund Shareholders.

3.2 EFFECT OF SUSPENSION IN TRADING. In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Selling Fund shall be closed to trading or trading thereon shall be restricted; or (b) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquiring Fund or the Selling Fund is impracticable (in the judgment of the Trustees of the Capitol Trust with respect to the Acquiring Fund and the Trustees of the Allianz Trust with respect to the Selling Fund), the Valuation Date (and the Closing Date) shall be postponed until the first Friday (that is also a business day) after the day when trading shall have been fully resumed and reporting shall have been restored.

3.3 TRANSFER AGENT’S CERTIFICATE. The Allianz Trust shall direct its transfer agent, BFDS, to issue and deliver to the Secretary of the Capitol Trust, within one business day after the Closing, a certificate of an authorized officer stating that its records contain the names and addresses of the Selling Fund Shareholders by Selling Class and the number and percentage ownership of outstanding shares of each Selling Class owned by each such shareholder of that class immediately prior to the Closing. Within one business day after the Closing, Capitol Trust shall issue and deliver, or cause its transfer agent, Huntington Asset Services, Inc., to issue and deliver, to the Secretary of the Allianz Trust a confirmation evidencing that: (a) the appropriate number of Acquiring Fund Shares of the appropriate classes have been credited to the Selling Fund’s account on the books of the Acquiring Fund pursuant to paragraph 1.1 prior to the actions contemplated by paragraph 1.4, and (b) the appropriate number shares of each Acquiring Class have been credited to the accounts of the Selling Fund

Shareholders on the books of the Acquiring Fund for each corresponding Selling Class pursuant to paragraph 1.4. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, if any, receipts and other documents as such other party or its counsel may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS OF THE SELLING FUND. Except as has been fully disclosed to the Capitol Trust in Schedule 4.1 of this Agreement, the Allianz Trust, on behalf of the Selling Fund, represents and warrants to the Capitol Trust and the Acquiring Fund as follows:

(a)	The Selling Fund (and each Selling Class) is duly established as a separate investment series (or class of the Selling Fund) of the Allianz Trust, a Massachusetts business trust duly established and validly existing under the laws of Massachusetts, with power under the Agreement and Declaration of Trust of the Allianz Trust, as from time to time in effect (the “Allianz Declaration of Trust”), to own all of its assets and to carry on its business as being conducted as of the date hereof. The Allianz Trust is duly qualified to do business as a foreign trust in each jurisdiction in which the conduct of its business makes such qualified necessary except where the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), business, properties, net assets or results of operations of the Allianz Trust. The Allianz Trust has all necessary federal, state and local authorization to carry on its business as now being conducted and to fulfill the terms of this Agreement, except as set forth in paragraph 4.1(t).

(b)	The Allianz Trust is registered as an investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act, and the registration of the Selling Fund Shares under the Securities Act of 1933, as amended (the “1933 Act”), is in full force and effect.

(c)	The current prospectus and statement of additional information of the Selling Fund (true and correct copies of which have been delivered to the Capitol Trust) and each prospectus and statement of additional information of the Selling Fund used during the three years prior to the date of this Agreement conform or conformed at the time of their use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and do not or did not at the time of their use, and with respect to the Selling Fund, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)	The Selling Fund is not engaged currently, and the execution, delivery, and performance of this Agreement by the Allianz Trust, on behalf of the Selling Fund, will not result, in a material violation of Massachusetts law or of the Allianz Declaration of Trust or Fifth Amended and Restated Bylaws of the Allianz Trust (the “Allianz Bylaws”) or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Allianz Trust, on behalf of the Selling Fund, is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Allianz Trust, on behalf of the Selling Fund, will not result in the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Allianz Trust, on behalf of the Selling Fund, is a party or by which it is bound.

(e)	All material contracts or other commitments of the Allianz Trust, on behalf of the Selling Fund (other than this Agreement and those contracts listed in Schedule 4.1), will terminate without liability to the Selling Fund on or prior to the Closing Date. Each contract listed in Schedule 4.1 is a valid, binding and enforceable obligation of the Allianz Trust, on behalf of the Selling Fund.

(f)	No litigation, administrative proceeding, or, to the Allianz Funds Trust’s knowledge, investigation of or before any court or governmental body is presently pending or, to the Allianz Trust’s knowledge, threatened against the Allianz Trust with respect to the Selling Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect the Selling Fund’s financial condition, the conduct of the Selling Fund’s business, or the ability of the Allianz Trust, on behalf of the Selling Fund, to carry out the transactions contemplated by this Agreement. The Allianz Trust, on behalf of the Selling Fund, has not received any verbal or written notification from any person containing information that may form the basis for the institution of any such proceedings which, if adversely determined, would materially and adversely affect the Selling Fund’s financial condition, the conduct of the Selling Fund’s business, or the ability of the Allianz Trust, on behalf of the Selling Fund, to carry out the transactions contemplated by this Agreement. The Allianz Trust, on behalf of the Selling Fund, is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects the Selling Fund’s business or its ability to consummate the transactions herein contemplated.

(g)	The audited financial statements of the Selling Fund at November 30, 2014 are in accordance with generally accepted accounting principles in the United States (“GAAP”) applied, and such statements (true and correct copies of which have been furnished to the Capitol Trust) present fairly, in all material respects, the financial condition of the Selling Fund as of such date and for such period in accordance with GAAP, and there were no known contingent, accrued or other liabilities of the Selling Fund as of such date not disclosed therein.

(h)	Since November 30, 2014, there has not been any material adverse change in the Selling Fund’s financial condition, assets, liabilities, or business other than changes occurring in the ordinary course of business, or any incurrence by the Selling Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Fund. For the purposes of this subparagraph (h), a decline in the net asset value of the Selling Fund shall not constitute a material adverse change.

(i)	At the Closing Date, all federal and other tax returns, dividend reporting forms and other tax-related reports of the Selling Fund required by law to have been filed (taking into account any extensions) shall have been filed (taking into account any extensions), and shall be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due from the Selling Fund on said returns, forms and reports shall have been paid, or provision shall have been made for the payment thereof. To the best of the Allianz Trust’s knowledge, no such return is currently under audit, and no assessment has been asserted with respect to such returns.

(j)

The Selling Fund is a separate series of the Allianz Trust that is treated as a corporation separate from any and all other series of the Allianz Trust under Section 851(g) of the Code. For each taxable year of its operation, the Selling Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a “regulated investment company,” has elected to be treated as such, and has been (and would be) eligible to compute and has computed its federal income tax under Section 852 of the Code. For each taxable year of its operation ending prior to the Closing Date, the Selling Fund has distributed substantially all of (a) its investment company taxable income (as defined in the Code) (computed without regard to any deduction for dividends paid), (b) the excess of its interest income excludable from gross income under Section 103(a) of the Code, if any, over its deductions disallowed under Section 265 and Section 171(a)(2) of the Code, and (c) any net capital gain (as defined in the Code) (after reduction for any allowable capital loss carryover) that was accrued or been recognized, respectively, such that for all tax periods ended before the Closing Date, the Selling Fund will not have any unpaid tax liability under Section 852 of the Code. For each calendar year of its operation, the Selling Fund made such distributions, as are necessary so that for all calendar years ending before the Closing Date, the Selling Fund will not have any unpaid tax liability under Section 4982 of the Code. The Selling Fund has no earnings and profits accumulated for any taxable year ended before the

Closing Date for which the provisions of Subchapter M of the Code did not apply. All dividends paid by the Selling Fund at any time prior to the Closing Date shall have been deductible pursuant to the dividends-paid deduction under Section 562 of the Code.

(k)	All issued and outstanding Selling Fund Shares of the Selling Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Allianz Trust and have been offered and sold in any state, territory or the District of Columbia in compliance in all material respects with applicable registration requirements of all applicable federal and state securities laws. All of the issued and outstanding Selling Fund Shares of the Selling Fund will, at the time of the Closing Date, be held by the persons and in the amounts set forth in the records of the Selling Fund’s transfer agent, on behalf of the Selling Fund, as provided in paragraph 3.3. The Selling Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any of the Selling Fund Shares of the Selling Fund, nor is there outstanding any security convertible into any of the Selling Fund Shares of the Selling Fund.

(l)	At the Closing Date, the Allianz Trust, on behalf of the Selling Fund, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, convey, transfer, and deliver such assets hereunder free any liens or other encumbrances, except as previously disclosed to the Acquiring Fund, and, upon delivery and payment for such assets, the Capitol Trust, on behalf of the Acquiring Fund, will, to the knowledge of the Allianz Trust, acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act.

(m)	The execution, delivery, and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary action on the part of the Trustees of the Allianz Trust, on behalf of the Selling Fund and this Agreement constitutes a valid and binding obligation of the Allianz Trust, on behalf of the Selling Fund, subject to approval by the Selling Fund’s shareholders, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(n)	Any information furnished or to be furnished by the Allianz Trust, on behalf of Selling Fund, in writing to the Capitol Trust specifically for use in the Registration Statement (as defined in paragraph 5.9) and other documents that may be necessary in connection with the transactions contemplated hereby is or shall be accurate and complete in all material respects and complies or shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

(o)	The Registration Statement (as defined in paragraph 5.9), insofar as it relates to the Selling Fund, from the effective date of the Registration Statement through the date of the meeting of the shareholders of the Selling Fund contemplated herein and on Closing Date, will, with respect to the Selling Fund, (i) not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading (provided that this representation and warranty shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information that was furnished by the Capitol Trust, on behalf of the Acquiring Fund, for use therein), and (ii) comply in all material respects with the provisions of the Securities Exchange Act of 1934 Act, as amended (the “1934 Act”) and the 1940 Act and the rules and regulations thereunder; provided, that the representations and warranties in this paragraph 4.1(n) shall not apply to statements in or omissions from the Registration Statement made by the Capitol Trust that are not in reliance upon and in conformity with information that was furnished in writing by the Allianz Trust, on behalf of the Selling Fund, for use therein, contained in the Allianz Trust’s registration statement on Form N-1A as it pertains to the Selling Fund, or contained in the currently effective prospectus or statement of additional information of the Allianz Trust as they relate to the Selling Fund.

(p)	The Selling Fund currently complies in all material respects with, and for the three year period ending on the date of this Agreement, has complied in all material respects with, the requirements of, and the rules and regulations under, the 1933 Act, the 1934 Act, the 1940 Act, state “Blue Sky” laws and all other applicable federal and state laws or regulations, except as non-compliance did not have or is not reasonably likely to have a material adverse effect on the Selling Fund. The Selling Fund currently complies in all material respects with, and for the three year period ending on the date of this Agreement has complied in all material respects with, all investment objectives, policies, guidelines and restrictions and any compliance procedures established by the Allianz Trust with respect to the Selling Fund, except as non-compliance did not have or is not reasonably likely to have a material adverse effect on the Selling Fund. All advertising and sales material used by the Selling Fund complies in all material respects with, and for the three year period ending on the date of this Agreement has complied in all material respects with, the applicable requirements of the 1933 Act, the 1940 Act, the rules and regulations of the Commission promulgated thereunder, and, to the extent applicable, the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) and any applicable state regulatory authority, except as non-compliance did not have or is not reasonably likely to have a material adverse effect on the Selling Fund. All registration statements, prospectuses, reports, proxy materials or other filings required to be made or filed with the Commission, FINRA or any state securities authorities by the Allianz Trust, on behalf of the Selling Fund, during the three year period ending on the date of this Agreement have been duly filed and have been approved or declared effective, if such approval or declaration of effectiveness is required by law, except for any filings that, if not filed, did not or are not reasonably likely to have a material adverse effect on the Selling Fund. Such registration statements, prospectuses, reports, proxy materials and other filings under 1933 Act, the 1934 Act and the 1940 Act, except as did not or are not reasonably likely to have a material adverse effect on the Selling Fund, (i) are or were in compliance in all material respects with the requirements of all applicable statutes and the rules and regulations promulgated thereunder and (ii) do not or did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading.

(q)	Neither the Selling Fund nor, to the knowledge of the Allianz Trust, any “affiliated person” of the Selling Fund has been convicted of any felony or misdemeanor, described in Section 9(a)(1) of the 1940 Act, nor, to the knowledge of the Allianz Trust, has any affiliated person of the Selling Fund been the subject, or presently is the subject, of any proceeding or investigation with respect to any disqualification that would be a basis for denial, suspension or revocation of registration as an investment adviser under Section 203(e) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the 1934 Act, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the 1940 Act.

(r)	The tax representation certificate to be delivered by the Allianz Trust, on behalf of the Selling Fund, to Bernstein Shur pursuant to paragraph 8.5 hereof will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

(s)	There are no certificates representing ownership of Selling Fund Shares currently outstanding.

(t)	No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Allianz Trust, on behalf of the Selling Fund, of the transactions contemplated herein, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, state securities laws and the Hart-Scott-Rodino Act.

4.2 REPRESENTATIONS OF THE ACQUIRING FUND. Except as has been fully disclosed to the Allianz Trust in Schedule 4.2 to this Agreement, the Capitol Trust, on behalf of the Acquiring Fund, represents and warrants to the Allianz Trust and the Selling Fund as follows:

(a)	The Acquiring Fund (and each Acquiring Class) is duly established as a separate investment series (or class of the Acquiring Fund) of the Capitol Trust, a business trust duly organized, validly existing, and in good standing under the laws of Ohio, with power under its Agreement and Declaration of Trust (the “Capital Trust Declaration of Trust”), to own all of its assets and to carry on its business as being conducted as of the date hereof. The Capitol Trust is duly qualified to do business as a foreign trust in each jurisdiction in which the conduct of its business makes such qualified necessary except where the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), business, properties, net assets or results of operations of the Capitol Trust. The Capitol Trust has all necessary federal, state and local authorization to carry on its business as now being conducted and to fulfill the terms of this Agreement, except as set forth in paragraph 4.1(o).

(b)	The Acquiring Fund is registered as an investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act, and the registration of the Acquiring Fund Shares under the 1933 Act is or will be in full force and effect as of the Closing Date.

(c)	The Post-Effective Amendments (as defined in paragraph 5.10) to be filed by the Capitol Trust, insofar as they relate to the Acquiring Fund, pursuant to this Agreement will, on the effective date of the Post-Effective Amendments, comply in all material respects with the 1933 Act and the 1940 Act and the rules and regulations thereunder.

(d)	The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement by the Capitol Trust, on behalf of the Acquiring Fund, will not result, in a material violation of Ohio law or the Capitol Trust’s Declaration of Trust or By-Laws or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Capitol Trust, on behalf of the Acquiring Fund, is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Capitol Trust, on behalf of the Acquiring Fund, will not result in the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Capitol Trust, on behalf of the Acquiring Fund, is a party or by which it is bound.

(e)	No litigation, administrative proceeding or, to the Capital Trust’s knowledge, investigation of or before any court or governmental body is presently pending or, to the Capitol Trust’s knowledge, threatened against the Capitol Trust, with respect to the Acquiring Fund, or any of its properties or assets, which, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition, the conduct of the Acquiring Fund’s business or the ability of the Capitol Trust, on behalf of the Acquiring Fund, to carry out the transactions contemplated by this Agreement. The Capitol Trust, on behalf of the Acquiring Fund, has not received any verbal or written notification from any person containing information that may form the basis for the institution of any such proceedings which, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition, the conduct of the Acquiring Fund’s business or the ability of the Capitol Trust, on behalf of the Acquiring Fund, to carry out the transactions contemplated by this Agreement. The Capitol Trust, on behalf of the Acquiring Fund, is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions contemplated herein on behalf of the Acquiring Fund.

(f)	The Acquiring Fund currently has no assets or liabilities and has carried on no business activities prior to the date first shown above. Prior to the Closing Date, the Acquiring Fund shall have no liabilities and its only asset shall be the seed money deposited to facilitate approval of Acquiring Fund start-up matters.

(g)	The Acquiring Fund is a newly formed separate series of the Capitol Trust that will be treated as a corporation separate from any and all other series of the Capitol Trust under Section 851(g) of the Code. Subject to the accuracy of the representations and warranties in paragraph 4.1(j), for the taxable year that includes the Closing Date and for subsequent taxable periods, the Capitol Trust reasonably expects that the Acquiring Fund will meet the requirements of Subchapter M of the Code for qualification as a regulated investment company and will be eligible to, and will, compute its Federal income tax under Section 852 of the Code.

(h)	The Acquiring Fund Shares to be issued to the Selling Fund have been duly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued, fully paid and except as described in the Registration Statement non-assessable by the Acquiring Fund, and no shareholder of the Capitol Trust or the Acquiring Fund will have any preemptive right of subscription or purchase in respect thereof.

(i)	All issued and outstanding shares of the Acquiring Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and except as described in the Registration Statement non-assessable by the Capitol Trust or the Acquiring Fund. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquiring Fund’s shares, nor is there outstanding any security convertible into any of the Acquiring Fund’s shares.

(j)	The execution, delivery, and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary action on the part of the Trustees of the Capitol Trust, on behalf of the Acquiring Fund, and this Agreement constitutes a valid and binding obligation of the Capitol Trust, on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(k)	The information furnished or to be furnished by the Capitol Trust, on behalf of the Acquiring Fund, for use in the Registration Statement and other documents that may be necessary in connection with the transactions contemplated hereby, is or shall be accurate and complete in all material respects and complies or shall comply in all material respects with federal securities and other laws and regulations applicable thereto.

(l)	The Registration Statement (as defined in paragraph 5.9), insofar as it relates to the Acquiring Fund, from the effective date of the Registration Statement through the date of the meeting of the shareholders of the Selling Fund contemplated herein and on Closing Date, will, with respect to the Acquiring Fund, (i) not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading (provided that this representation and warranty shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information that was furnished by the Allianz Trust, on behalf of the Selling Fund, for use therein), and (ii) comply in all material respects with the provisions of 1934 Act and the 1940 Act and the rules and regulations thereunder.

(m)	No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, state securities laws and the Hart-Scott-Rodino Act.

(n)

Neither the Acquiring Fund nor, to the knowledge of the Capitol Trust, any “affiliated person” of the Acquiring Fund has been convicted of any felony or misdemeanor, described in Section 9(a)(1) of the 1940 Act, nor, to the knowledge of the Capitol Trust, has any affiliated person of the Acquiring Fund been the subject, or presently is the subject, of any proceeding or investigation with respect to any disqualification that would be a basis for denial, suspension or revocation of registration as an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the 1934 Act, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the 1940 Act.

(o)	The tax representation certificate to be delivered by the Capitol Trust, on behalf of the Acquiring Fund, to Bernstein Shur at the Closing pursuant to paragraph 8.5 hereof will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

(p)	The Capitol Trust satisfies the fund governance standards set forth in Rule 0-1(a)(7)(ii), (iii), (v), (vi) and (vii) under the 1940 Act.

ARTICLE V

COVENANTS OF THE ACQUIRING FUND AND THE SELLING FUND

The Capitol Trust, on behalf of the Acquiring Fund, and the Allianz Trust, on behalf of the Selling Fund, respectively, hereby, further covenant as follows:

5.1 OPERATION IN ORDINARY COURSE. The Acquiring Fund and the Selling Fund each will operate its business in the ordinary course and shall comply in all material respects with all applicable laws, rules and regulations between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and other distributions, and any other distribution that may be advisable.

5.2 INVESTMENT REPRESENTATION. The Selling Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

5.3 ADDITIONAL INFORMATION. The Selling Fund will assist the Capitol Trust in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Selling Fund shares.

5.4 FURTHER ACTION. Subject to the provisions of this Agreement, the Acquiring Fund and the Selling Fund each will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.5 REASONABLE EFFORTS. The Capital Trust, on behalf of the Acquiring Fund, and the Allianz Trust, on behalf of the Selling Fund, will use all reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transaction contemplated by this Agreement as promptly as practicable.

5.6 EVIDENCE OF TITLE. The Allianz Trust, on behalf of the Selling Fund, will, from time to time, as and when reasonably requested by the Capitol Trust, execute and deliver or cause to be executed and delivered all such assignments and other instruments and will take or cause to be taken such further action as the Capitol Trust, on behalf of the Acquiring Fund, may reasonably deem necessary or desirable in order to vest in and confirm (a) the Allianz Trust’s title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) the Capitol Trust’s title to and possession of all the Assets, and to otherwise to carry out the intent and purpose of this Agreement.

5.7 REGULATORY AUTHORIZATIONS. The Capitol Trust, on behalf of the Acquiring Fund, will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to operate after the Closing Date.

5.8 SHAREHOLDER MEETING. The Allianz Trust will call a meeting of the shareholders of the Selling Fund to consider and act upon this Agreement and to take all other action necessary to obtain approval of the transactions contemplated herein.

5.9 REGISTRATION STATEMENT ON FORM N-14. The Capitol Trust, on behalf of the Acquiring Fund, shall prepare and file a registration statement on Form N-14 in compliance with the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder with respect to the Reorganization (the “Registration Statement”). The Allianz Trust, on behalf of the Selling Fund, will provide to the Capitol Trust such information regarding the Selling Fund as may be reasonably necessary for the preparation of the Registration Statement.

5.10 REGISTRATION STATEMENT ON FORM N-1A. The Capitol Trust, on behalf of the Acquiring Fund, shall prepare and file one or more post-effective amendments to its registration statement on Form N-1A (the “Post-Effective Amendments”) to become effective on or before the Closing Date to register Acquiring Fund Shares under the 1933 Act and the 1940 Act.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ALLIANZ TRUST ON BEHALF OF THE SELLING FUND

The obligations of the Allianz Trust, on behalf of the Selling Fund, to consummate the transactions provided for herein shall be subject, at its election, to the following conditions:

6.1 All representations and warranties of the Capitol Trust, on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Capitol Trust, on behalf of the Acquiring Fund, shall have delivered to the Allianz Trust on the Closing Date a certificate executed in its name by the Capitol Trust’s President or Vice President, in form and substance reasonably satisfactory to the Allianz Trust and dated as of the Closing Date, to such effect and as to such other matters as the Selling Fund shall reasonably request.

6.2 With respect to the Selling Fund, the Allianz Trust shall have received on the Closing Date an opinion from Bernstein Shur, counsel to the Capitol Trust dated as of the Closing Date, in a form reasonably satisfactory to the Allianz Trust, substantially to the effect that, based on certain facts and certifications made by the Capitol Trust, on behalf of the Acquiring Fund, and its officers:

(a)	The Acquiring Fund is duly established as a separate investment series of the Capitol Trust, a business trust duly organized, validly existing and in good standing under the laws of the State of Ohio and the Capitol Trust, with respect to the Acquiring Fund, has the trust power as a business trust to carry on its business as presently conducted in accordance with the description thereof in the Capitol Trust’s registration statement as an open-end investment company registered under the 1940 Act.

(b)	This Agreement has been duly authorized, executed, and, to the knowledge of such counsel, delivered by the Capitol Trust, on behalf of the Acquiring Fund and, assuming due authorization, execution and delivery of this Agreement by the Capitol Trust on behalf of the Acquiring Fund, is a valid and legally binding obligation of the Capitol Trust, on behalf of the Acquiring Fund, enforceable against the Capitol Trust in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and to general equity principles.

(c)	The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Capitol Trust’s Declaration of Trust or

By-Laws or a material provision of any material agreement, indenture, instrument, contract, lease or other undertaking (in each case known to such counsel) to which the Capitol Trust, on behalf of the Acquiring Fund, is a party or by which it or any of its properties may be bound.

(d)	Assuming that the Acquiring Fund Shares are issued in accordance with the terms of the Capitol Trust’s registration statement, or any amendment thereto, in effect at the time of such issuance, all issued and outstanding shares of the Acquiring Fund will be validly issued, fully paid and non-assessable.

Such opinion shall contain such assumptions and limitations as shall be in the opinion of Bernstein Shur appropriate to render the opinions expressed therein.

6.2 The Capitol Trust, on behalf of the Acquiring Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Capitol Trust, on behalf of the Acquiring Fund, on or before the Closing Date.

6.3 The Capitol Trust, on behalf of the Acquiring Fund, shall have executed and delivered an assumption of the Liabilities of the Selling Fund and all such other agreements and instruments as the Allianz Trust may reasonably deem necessary or desirable in order to vest in and confirm (a) the Allianz Trust’s, on behalf of the Selling Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) the Capitol Trust’s assumption of all of the Liabilities, and to otherwise to carry out the intent and purpose of this Agreement.

6.5 The Capitol Trust, on behalf of the Acquiring Fund, and the Allianz Trust, on behalf of the Selling Fund, shall have agreed on the number of full and fractional shares of each Acquiring Class to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE CAPITOL TRUST ON BEHALF OF THE ACQUIRING FUND

The obligations of the Capitol Trust, on behalf of the Acquiring Fund, to consummate the transactions provided for herein shall be subject, at its election, to the following conditions:

7.1 All representations and warranties of the Allianz Trust, on behalf of the Selling Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Allianz Trust, on behalf of the Selling Fund, shall have delivered to the Capitol Trust on the Closing Date a certificate executed in its name by the Allianz Trust’s President or Vice President, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to such effect and as to such other matters as the Acquiring Fund shall reasonably request.

7.2 The Allianz Trust, on behalf of the Selling Fund, shall have delivered to the Capitol Trust, a statement of the Selling Fund’s assets and liabilities, together with a list of the Selling Fund’s portfolio securities showing the tax costs of such securities by lot and the holding periods of such securities, as of the Closing Date, certified by the Treasurer or Assistant Treasurer of the Allianz Trust. The Allianz Trust, on behalf of the Selling Fund, shall have executed and delivered, or shall have caused to be executed and delivered, all such assignments and other instruments of transfer as the Capitol Trust may reasonably deem necessary or desirable in order to vest in and confirm (a) the Selling Fund’s title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) the Acquiring Fund’s title to and possession of all the Assets and to otherwise to carry out the intent and purpose of this Agreement.

7.3 With respect to the Selling Fund, the Capitol Trust shall have received on the Closing Date an opinion of Ropes & Gray, LLP, counsel to the Allianz Trust dated as of the Closing Date, in a form reasonably satisfactory to the Capitol Trust, substantially to the effect that, based on certain facts and certifications made by the Allianz Trust, on behalf of the Selling Fund, and its officers:

(a)	The Allianz Trust is an unincorporated voluntary association validly existing and in good standing under and by virtue of the laws of The Commonwealth of Massachusetts and the Allianz Trust, with respect to the Selling Fund, has the trust power as a business trust to carry on its business as presently conducted in accordance with the description thereof in the Allianz Trust’s registration statement as an open-end investment company registered under the 1940 Act, and the Selling Fund is a separate series of the Allianz Trust duly constituted in accordance with the Allianz Declaration of Trust and the Allianz Bylaws.

(b)	This Agreement has been duly authorized, executed and, to the knowledge of such counsel, delivered by the Allianz Trust, on behalf of the Selling Fund and, assuming due authorization, execution, and delivery of this Agreement by the Allianz Trust on behalf of the Selling Fund, is a valid and binding obligation of the Allianz Trust, on behalf of the Selling Fund, enforceable against the Allianz Trust in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles.

(c)	The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Allianz Declaration of Trust or the Allianz Bylaws, or a material provision of any material agreement, indenture, instrument, contract, lease or other undertaking (in each case known to such counsel) to which the Allianz Trust, on behalf of the Selling Fund, is a party or by which it or any of its properties may be bound.

(d)	Assuming that that the outstanding shares of the Selling Fund were issued in accordance with the terms of the Allianz Trust’s registration statement, or any amendment thereto, in effect at the time of such issuance, all issued and outstanding shares of the Selling Fund have been validly issued and are fully paid and non-assessable.

Such opinion shall contain such other assumptions and limitations as shall be in the opinion of Ropes & Gray, LLP, appropriate to render the opinions expressed therein.

7.4 The Allianz Trust, on behalf of the Selling Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Allianz Trust, on behalf of the Selling Fund, on or before the Closing Date.

7.5 The Allianz Trust, on behalf of the Selling Fund, and the Capitol Trust, on behalf of the Acquiring Fund, shall have agreed on the number of full and fractional shares of each Acquiring Class to be issued by the Acquiring Fund in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1.

ARTICLE VIII

FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE CAPITOL TRUST, ON BEHALF OF THE ACQUIRING FUND AND THE ALLIANZ TRUST ON BEHALF OF THE SELLING FUND

If any of the conditions set forth below are not satisfied on or before the Closing Date with respect to the Allianz Trust, on behalf of the Selling Fund, or the Capitol Trust, on behalf of the Acquiring Fund, the other party to this Agreement shall be entitled, on behalf of the Selling Fund or Acquiring Fund, as applicable, at its option, to (and shall, in the case of a failure to satisfy the conditions set forth in paragraphs 8.1 and 8.5) refuse to consummate the transactions contemplated by this Agreement with respect to the Selling Fund and the Acquiring Fund:

8.1 This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding shares of the Selling Fund, in accordance with the provisions of the Allianz Declaration of Trust, the Allianz Bylaws, and Massachusetts law, and certified copies of the resolutions evidencing such approval shall have been delivered to the Capitol Trust. Notwithstanding anything herein to the contrary, neither the Capitol Trust nor the Allianz Trust may waive the condition set forth in this paragraph 8.1.

8.2 On the Closing Date: (a) no court or governmental agency of competent jurisdiction shall have issued any order that remains in effect and that restrains or enjoins the Allianz Trust, with respect to the Selling Fund, or the Capitol Trust, with respect to the Acquiring Fund, from completing the transactions contemplated by this Agreement; and (b) no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.3 All required consents of other parties and all other consents, orders, and permits of federal, state and local regulatory authorities (including those of the Commission and of state Blue Sky securities authorities, including any necessary “no-action” positions of and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the assets or properties of the Capitol Trust with respect to Acquiring Fund or the Allianz Trust with respect to the Selling Fund, provided that either party hereto may for itself waive any of such conditions.

8.4 The Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending. The Post-Effective Amendments shall have become effective, and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending.

8.5 The Capitol Trust and Allianz Trust shall each have received the opinion of Bernstein Shur, dated as of the Closing Date, in a form reasonably acceptable to each of the Capitol Trust and the Allianz Trust, substantially to the effect that, based upon certain facts, assumptions and representations and upon certifications made by the Allianz Trust, on behalf of the Selling Fund, the Capitol Trust, on behalf of the Acquiring Fund, and their respective officers, for federal income tax purposes:

(a)	The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Selling Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)	No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Selling Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Selling Fund.

(c)	No gain or loss will be recognized by the Selling Fund upon the transfer of its Assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Selling Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares by the Selling Fund to its Selling Fund Shareholders in complete liquidation except for: (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) upon the transfer of an Asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

(d)	No gain or loss will be recognized by the Selling Fund Shareholders upon the exchange of their Selling Fund Shares solely for the Acquiring Fund Shares as part of the Reorganization.

(e)	The aggregate tax basis for the Acquiring Fund Shares received by the Selling Fund Shareholder receives pursuant to the Reorganization will be the same as the aggregate tax basis of the Selling Fund Shares exchanged therefor, and the holding period of the Acquiring Fund Shares received by each Selling Fund Shareholder will include the period during which the Selling Fund Shares exchanged therefor were held by such shareholder (provided the Selling Fund shares were held as capital assets on the date of the exchange).

(f)	The tax basis of the Assets in the hands of the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Selling Fund immediately prior to the transfer of such Assets, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Selling Fund upon the transfer, and the holding period of each Asset in the hands of the Acquiring Fund, other than any Asset with respect to which gain or loss is required to be recognized in the Reorganization, will include the period during which the Asset was held by the Selling Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Asset).

(g)	The taxable year of the Selling Fund will not end as a result of the Reorganization.

The delivery of such opinion is conditioned upon the receipt by Bernstein Shur of representations it shall request of the Capitol Trust and the Allianz Trust. Notwithstanding anything herein to the contrary, neither the Capitol Trust nor the Allianz Trust may waive the condition set forth in this paragraph 8.5.

ARTICLE IX

INDEMNIFICATION; RECOURSE

9.1 The Capitol Trust, out of the Acquiring Fund’s assets and property (which shall be deemed to include the Assets of the Selling Fund represented by the Acquiring Fund Shares following the Closing Date) (including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies) but no other assets, agrees to indemnify and hold harmless the Allianz Trust and the Trustees of the Allianz Trust and its officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Allianz Trust and those Trustees and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the Capitol Trust, on behalf of the Acquiring Fund, of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Capitol Trust, its Trustees of the Capitol Trust or its officers prior to the Closing Date contained in or related to, as applicable, this Agreement, the Registration Statement, the Post-Effective Amendment or any amendment or supplement to the foregoing; provided that no such indemnification by the Capitol Trust is required: (i) to the extent any such error, misstatement or materially misleading statement contained in or any omission from the Registration Statement, the Post-Effective Amendment or any amendment or supplement to the foregoing is caused by information provided by the Allianz Trust, on behalf of the Selling Fund, in writing to the Capitol Trust specifically for use in such document, is contained in the Allianz Trust’s registration statement on Form N-1A as it pertains to the Selling Fund, and/or is contained in the currently effective prospectus or statement of additional information of the Allianz Trust as they relate to the Selling Fund; (ii) if the indemnification is in violation of any applicable law; or (iii) if the indemnification is otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

9.2 The Allianz Trust, out of the Selling Fund’s assets and property (including any amounts paid to the Selling Fund pursuant to any applicable liability insurance policies) but no other assets, agrees to indemnify and hold harmless the Capitol Trust and the Trustees the Capitol Trust Board and its officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Capitol Trust and those Trustees and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the Allianz Trust, on behalf of the Selling Fund, of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Allianz Trust, its Trustees or its officers prior to the Closing Date contained in or related to, as applicable, this Agreement, the Allianz Trust’s registration statement on Form N-1A as it pertains to the Selling Fund, or the currently effective prospectus or statement of additional information of the Allianz Trust as they relate to the Selling Fund; provided that such indemnification by the Allianz Trust is not (i) in violation of any applicable law or (ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

9.3. All persons dealing with the Acquiring Fund or the Selling Fund must look solely to the property of such fund for the enforcement of any claims against such fund, as neither the trustees, directors, officers, agents nor shareholders of the Acquiring Fund or Selling Fund, or other series of the Capitol Trust or the Allianz Trust, respectively, assume any liability for obligations entered into on behalf of any of the Funds.

ARTICLE X

BROKERAGE FEES; EXPENSES

10.1 The Capitol Trust, on behalf of the Acquiring Fund, and the Allianz Trust, on behalf of the Selling Fund, represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

10.2 All expenses of the transactions contemplated by this Agreement incurred by the Allianz Trust, on behalf of the Selling Fund, and the Capitol Trust, on behalf of the Acquiring Fund, whether incurred before or after the date of this Agreement, will be borne by Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”) and Huntington Asset Services, Inc. (“HASI”), or their respective affiliates, as specifically agreed to among the Fuller & Thaler and HASI, and not by the shareholders of the Selling Fund or the Acquiring Fund. Such expenses include without limitation: (a) expenses incurred in connection with the entering into and the carrying out of the provisions of this Plan; (b) expenses associated with the preparation and filing of the registration statement on Form N-14 which includes this Proxy Statement/Prospectus; (c) postage; (d) printing; (e) accounting fees; (f) legal fees; and (g) solicitation costs of the transaction (except, in each case, that the Allianz Fund will bear the expenses of its legal counsel). The Allianz Fund will bear the costs, if any, of restructuring the Allianz Fund’s portfolio, such as brokerage commissions and other transaction costs. The Fuller & Thaler Fund will bear any expenses associated with the registration of the Fuller & Thaler Fund shares that will be issued in connection with the Reorganization. The Allianz Fund will bear the costs of its legal counsel in connection with the Reorganization. Because the Allianz Fund is currently incurring expenses at rates above the expense limitations in effect for each share class, any expenses allocated to the Allianz Fund are expected to be borne by Allianz Fund Management. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses (without reimbursement by another person) if and to the extent that the payment by another person of such expenses would prevent such party from being treated as a “regulated investment company” under the Code or would prevent the Reorganization from qualifying as a tax-free reorganization.

ARTICLE XI

ENTIRE AGREEMENT; SURVIVAL

11.1 The Capitol Trust and the Allianz Trust agree that neither party has made any representation, warranty or covenant, on behalf of the Acquiring Fund or the Selling Fund, respectively, not set forth herein and that this Agreement constitutes the entire agreement between the parties.

11.2 The covenants to be performed after the Closing by both the Acquiring Trust and the Allianz Trust, and the obligations of the Acquiring Trust and the Allianz Trust set forth in Article 9, shall survive the Closing. All other representations, warranties, and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder.

ARTICLE XII

TERMINATION

12.1 This Agreement may be terminated at any time prior to the Closing by the mutual agreement of the Capitol Trust, on behalf of the Acquiring Fund, and the Allianz Trust, on behalf of the Selling Fund. Each of the Allianz Trust, on behalf of the Selling Fund, and the Capitol Trust, on behalf of the Acquiring Fund, after consultation with counsel and by consent of its Trustees or an officer authorized by such Trustees, may waive any condition to its respective obligations hereunder. If the transactions contemplated by this Agreement have not been substantially completed by [            ], 2015, this Agreement shall automatically terminate on that date unless a later date is agreed to by each of the Selling Fund and the Acquiring Fund.

12.2 In the event of termination pursuant to paragraph 12.1, in the absence of willful default, there shall be no liability for damages on the part of the Acquiring Fund, the Selling Fund, the Capitol Trust, the Allianz Trust, or their respective Trustees or officers, to the other party, but each shall bear the expenses incurred by it incidental to the preparation and carrying out of this Agreement as provided in paragraph 10.2.

ARTICLE XIII

AMENDMENTS

13.1 This Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Capitol Trust, on behalf of the Acquiring Fund, and the Allianz Trust, on behalf of the Selling Fund; provided, however, that following the meeting of the Selling Fund Shareholders called by the Allianz Trust, on behalf of the Selling Fund pursuant to paragraph 5.8 of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of shares of each Acquiring Class to be issued to the shareholders of each corresponding Selling Class under this Agreement to the detriment of such shareholders without their further approval.

ARTICLE XIV

NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail), personal service or prepaid or certified mail addressed to the Capitol Trust or the Allianz Trust, at its address set forth in the preamble to this Agreement, in each case to the attention of its President, or, as applicable, to Matthew J. Miller at matthew.j.miller@huntington.com or to Julian Sluyters at Julian.Sluyters@allianzgi.com.

ARTICLE XV

HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT;

LIMITATION OF LIABILITY

15.1 The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

15.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the conflicts of laws provisions thereof.

15.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

15.5 The Capitol Trust’s Declaration of Trust is on file with the Secretary of State of Ohio. Consistent with the Capitol Trust’s Declaration of Trust, the obligations of the Capitol Trust with respect to the Acquiring Fund entered into in the name or on behalf of the Capitol Trust by any of its trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, officers, employees, agents or shareholders of the Capitol Trust personally, but bind only the assets of the Capitol Trust belonging to the Acquiring Fund, and all persons dealing with any series of the Capitol Trust must look solely to the assets of the Capitol Trust belonging to such series for the enforcement of any claims against the Capitol Trust.

15.6 The Allianz Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. Consistent with the Allianz Declaration of Trust, the obligations of the Allianz Trust with respect to the Selling Fund entered into in the name or on behalf of the Allianz Trust by any of its trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, officers, employees, agents or shareholders of the Allianz Trust personally, but bind only the assets of the Allianz Trust belonging to the Selling Fund, and all persons dealing with any series of the Allianz Trust must look solely to the assets of the Allianz Trust belonging to such series for the enforcement of any claims against the Allianz Trust.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

CAPITOL SERIES TRUST ON BEHALF OF THE FULLER & THALER BEHAVIORAL ADVANTAGE FUND, ACQUIRING FUND

By:
Name:	Matthew J. Miller
Title:	President

ALLIANZ FUNDS MULTI-STRATEGY TRUST ON BEHALF OF THE ALLIANZGI BEHAVIORAL ADVANTAGE LARGE CAP FUND

By:
Name:	Julian Sluyters
Title:	President

SCHEDULE 1.1

SELLING CLASS	ACQUIRING CLASS
Class A	Class A
Class C	Class A
Institutional Class	Institutional Class
Class P	Select Class
Class D	Class A

SCHEDULE 4.1

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SCHEDULE 4.2

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